Exhibit 21.1

AVI BioPharma, Inc.

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
1. Ercole Biotech, Inc.	Delaware, USA
2. AVI BioPharma International Limited	United Kingdom